Exhibit 99

Media Contact:

Amanda Brown Galgay

Senior Manager, Public Affairs

Biogen Idec

Tel: (781) 464-3260

Investment Community Contact:

Ben Strain

Senior Manager, Investor Relations

Biogen Idec

Tel: (781) 464-2442

Biogen Idec Increases Revenue 7% to $1.3 Billion in the First Quarter

— Adds 1,900 TYSABRI Patients Worldwide, Driven by Risk Stratification —

— Business Outlook on Track; Non-GAAP EPS Now Expected to Exceed $6.15 —

Weston, MA, May 1, 2012 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing and commercialization of innovative therapies, today announced its first quarter 2012 results.

First Quarter 2012 Highlights:

•

First quarter revenues increased 7% to $1.3 billion, compared to the first quarter of 2011. TYSABRI® (natalizumab) revenues increased 14% year-over-year to $286 million. AVONEX® (interferon beta-1a) revenues increased 3% year-over-year to $662 million, while worldwide unit demand for AVONEX decreased 4% year-over-year primarily due to unfavorable distribution channel dynamics. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement were $285 million for the quarter, an increase of 11% year-over-year.

•

Global in-market sales of TYSABRI in the first quarter of 2012 were $399 million, an increase of 14% over the first quarter of 2011. The total was comprised of $201 million in U.S. sales and $198 million in sales outside the U.S.

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First quarter 2012 GAAP diluted EPS were $1.25, an increase of 4% over the first quarter of 2011. GAAP net income attributable to Biogen Idec for the quarter was $303 million, an increase of 3% from the first quarter of 2011.

•

Non-GAAP diluted EPS for the first quarter of 2012 were $1.40, a decrease of 2% over the first quarter of 2011. Non-GAAP net income attributable to Biogen Idec for the first quarter of 2012 was $338 million, a decrease of approximately 3% from the first quarter of 2011. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.

As of March 31, 2012, Biogen Idec had cash, cash equivalents and marketable securities of approximately $2.7 billion.

The company also announced today that it expects to repurchase an additional $500 million in shares over the balance of the year for the purpose of retiring shares and returning capital to shareholders.

“Our revenue growth in the first quarter reflects our strong business fundamentals,” said George A. Scangos, Ph.D., the company’s chief executive officer. “While AVONEX orders in January were impacted by what we believe to be isolated events, sales rebounded quickly and we believe the underlying AVONEX business is solid. TYSABRI and RITUXAN generated double-digit sales growth. We filed for marketing approval for our oral MS candidate BG-12 in both the U.S. and Europe and continued to ramp up R&D activity as we executed on six phase III programs and advanced our early-stage pipeline. We’re optimistic about our business outlook for the year.”

TYSABRI Patient Growth

Based upon data available to us through the TOUCH® prescribing program and other third-party sources, as of the end of March 2012, we estimate that approximately 66,600 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 99,600 patients have ever been treated with TYSABRI in the post-marketing setting.

Investing for the Future

The company is preparing for the potential of multiple product launches in the coming years. With the expectation of an early 2013 launch for BG-12 (dimethyl fumarate) in the U.S. and 2013 launches in hemophilia, it continued to make investments in the first quarter in product positioning and promotional planning, scientific outreach, shaping its patient support services, and supply chain.

The company also made significant headway on its R&D pipeline. It anticipates phase III data readouts in the second half of the year from its long-lasting factor VIII and long-lasting factor IX programs for hemophilia and dexpramipexole for amyotrophic lateral sclerosis (ALS). Its partner Isis Pharmaceuticals began dosing patients in a phase I study

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for ISIS-SMNRx for the treatment of spinal muscular atrophy (SMA), the most common genetic cause of infant mortality, and the companies expect results in late 2013. Through the recent acquisition of Stromedix, Biogen Idec added STX-100, a novel humanized monoclonal antibody that is expected to initiate a phase II study by mid-year in idiopathic pulmonary fibrosis (IPF), a debilitating and almost uniformly fatal disease in which patients experience progressive difficulty breathing due to scarring of the lung.

Other Products and Royalties

Revenues from other products in the first quarter of 2012 were $28 million, compared to $13 million in the first quarter of 2011.

Table 4 provides individual product revenues.

Royalties were $29 million in the first quarter of 2012, an increase of 13% compared to the first quarter of 2011.

For the first quarter of 2012, corporate partner revenues were $3 million, compared to $15 million in the first quarter of 2011.

Updated 2012 Financial Guidance

Biogen Idec also updated its full year 2012 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be in the mid-single digits versus 2011.

•	Cost of Sales is expected to be approximately 9% to 10% of total revenue.

•	R&D expense is expected to be approximately 24% to 25% of total revenue.

•	SG&A expense is expected to be approximately 22% to 23% of total revenue.

•	Tax expense is expected to be approximately 24% to 25% of pretax income.

•	Non-GAAP diluted EPS is expected to be above $6.15.

•	GAAP diluted EPS is expected to be above $5.54.

•	Capital expenditures are expected to be in the range of $230 to $250 million.

Biogen Idec may incur charges, realize gains or experience other events in 2012 that could cause actual results to vary from this guidance.

Recent Events

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As of last week, the AVONEX PEN® became commercially available in the U.S. The first intramuscular autoinjector for multiple sclerosis (MS), the AVONEX PEN uses a smaller needle and hides the needle from sight, helping reduce patients’ anxieties about injecting themselves.

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At the American Academy of Neurology Annual Meeting (April 21-28, 2012), Biogen Idec featured 49 company-sponsored platform and poster presentations that demonstrate how the company is pursuing treatments for neurological diseases with high unmet need. In addition to presenting data from three marketed products in MS – TYSABRI, AVONEX and FAMPYRA® (prolonged-release fampridine tablets) – the company presented results from investigational trials of its late-stage pipeline, including: BG-12, PEGylated interferon beta-1a, and daclizumab high-yield process (DAC HYP) for MS; and dexpramipexole, a potential treatment for ALS.

•

On February 28, 2012, Biogen Idec announced the company submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for marketing approval of BG-12, the company’s oral therapeutic candidate for the treatment of MS. The regulatory submission was based on BG-12’s comprehensive development program, in which BG-12 demonstrated significant reductions in MS disease activity coupled with favorable safety and tolerability in the phase III DEFINE and CONFIRM studies. Biogen Idec also submitted a Marketing Authorisation Application to the European Medicines Agency for marketing approval of BG-12 in March 2012.

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On February 28, 2012, Biogen Idec announced that the FDA approved two separate dosing innovations designed to improve the treatment experience for patients receiving once-a-week AVONEX for relapsing forms of MS: the AVONEX PEN and AVOSTARTGRIPTM. The AVOSTARTGRIP is a new dose titration regimen, which gradually escalates the dose of AVONEX at treatment initiation and reduces the incidence and severity of flu-like symptoms that can occur at the beginning of therapy.

•

On February 14, 2012, Biogen Idec announced that it entered into a definitive agreement to acquire Stromedix, a privately held biotechnology company focused on innovative therapies for fibrosis and organ failure. The acquisition was completed on March 8, 2012. Stromedix’s lead candidate, STX-100, is expected to enter a phase II trial in patients with IPF by mid-year. More than 200,000 patients in the United States and Europe have IPF, and there is no FDA-approved treatment for the disease at this time.

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On January 26, 2012, Biogen Idec and Elan Corporation announced a global phase IIIb study, ASCEND, that is being conducted to evaluate the effectiveness of TYSABRI as a treatment for secondary-progressive multiple sclerosis (SPMS). According to the National Multiple Sclerosis Society, approximately half of all people initially diagnosed with relapsing-remitting MS – the most common form of MS – will transition to SPMS within 19 years.

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On January 20, 2012, Biogen Idec and Elan Corporation announced the FDA approved a product label change for TYSABRI that will help enable individual benefit risk assessment for patients with MS. The new label identifies anti-JCV antibody status as a risk factor for developing an infrequent but serious brain infection known as progressive multifocal leukoencephalopathy. This marks the third risk factor identified to help physicians and people with MS make personalized treatment decisions when considering TYSABRI, a highly effective treatment for relapsing forms of MS.

•

On January 4, 2012, Biogen Idec and Isis Pharmaceuticals announced they entered into an exclusive, worldwide option and collaboration agreement under which the companies will develop and commercialize Isis’ antisense investigational drug, ISIS-SMNRx, for the treatment of SMA. Biogen Idec has the option to develop and commercialize this compound for the most common genetic cause of infant mortality and will offer its expertise in neurology to aid in rapid development.

Conference Call and Webcast

The company’s earnings conference call for the first quarter will be broadcast via the internet at 8:00 a.m. ET on May 1, 2012, and will be accessible through the Investors section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available there subsequently for one month.

About Biogen Idec

Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hemophilia and autoimmune disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the company generates more than $5 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Safe Harbor

This press release contains forward-looking statements, including statements about potential product launches, 2012 financial guidance, clinical trial readouts and progress, and potential therapies. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

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These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of TYSABRI’s sales growth, uncertainty of success in commercializing other products, product competition, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, failure to comply with government regulation, our ability to protect our intellectual property rights, and have sufficient rights to market our products and services together with the cost of doing so, problems with our manufacturing processes and our reliance on third parties, the risks of doing business internationally, failure to execute our growth initiatives, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, change of control provisions in our collaborations and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

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TABLE 1

Biogen Idec Inc.

March 31, 2012

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31
	2012	2011
REVENUES
Product	$975,488	$907,102
Unconsolidated joint business	284,552	256,124
Royalties	28,800	25,578
Corporate partner	3,174	14,538

Total revenues	1,292,014	1,203,342

COST AND EXPENSES
Cost of sales, excluding amortization of acquired intangible assets	133,197	103,113
Research and development	355,962	293,633
Selling, general and administrative	300,089	244,516
Collaboration profit sharing	85,894	74,794
Amortization of acquired intangible assets	45,961	53,216
Fair value adjustment of contingent consideration	1,258	1,200
Restructuring charge	283	16,587

Total cost and expenses	922,644	787,059

Income from operations	369,370	416,283
Other income, net	15,144	9,951

INCOME BEFORE INCOME TAX EXPENSE	384,514	426,234
Income tax expense	82,148	117,468

NET INCOME	$302,366	$308,766

Net income (loss) attributable to non-controlling interest, net of tax	(295)	14,435

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$302,661	$294,331

BASIC EARNINGS PER SHARE	$1.26	$1.22

DILUTED EARNINGS PER SHARE	$1.25	$1.20

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	239,754	241,536

DILUTED EARNINGS PER SHARE	241,828	244,551

TABLE 2

Biogen Idec Inc.

March 31, 2012

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Cash, cash equivalents and marketable securities	$1,276,612	$1,690,657
Accounts receivable, net	684,242	584,603
Inventory	337,619	326,843
Other current assets	379,477	373,324

Total current assets	2,677,950	2,975,427

Marketable securities	1,471,943	1,416,737
Property, plant and equipment, net	1,617,459	1,571,387
Intangible assets, net	1,783,981	1,608,191
Goodwill	1,193,279	1,146,314
Investments and other assets	368,937	331,548

TOTAL ASSETS	$9,113,549	$9,049,604

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of notes payable and line of credit	$453,361	$3,292
Other current liabilities	883,958	909,597
Long-term deferred tax liability	324,264	248,644
Notes payable, line of credit and other financing arrangements	626,012	1,060,808
Other long-term liabilities	517,406	400,276
Shareholders’ equity	6,308,548	6,426,987

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,113,549	$9,049,604

TABLE 3

Biogen Idec Inc.

March 31, 2012

Condensed Consolidated Statements of Income - Non-GAAP

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31
	2012	2011
EARNINGS PER SHARE

GAAP earnings per share - Diluted	$1.25	$1.20
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.15	0.23

Non-GAAP earnings per share - Diluted	$1.40	$1.43

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$302.7	$294.3
Adjustments:
R&D: Restructuring and other	1.3	—
R&D: Stock option expense	1.0	1.2
SG&A: Stock option expense	0.4	1.4
Amortization of acquired intangible assets	43.3	53.2
Restructuring charge	0.3	16.6
Fair value adjustment of contingent consideration	1.3	1.2
Income tax expense: Income tax effect related to reconciling items	(11.6)	(18.6)
Noncontrolling interest	(0.3)	—

Non-GAAP net income attributable to Biogen Idec Inc.	$338.4	$349.3

2012 Full Year Guidance GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$ Millions	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	$1,329	240	$5.54
Adjustments:
Stock option expense	6
Restructuring and other	1
Amortization of acquired intangible assets	192
Fair value adjustment of contingent consideration	3
Income tax expense: Income tax effect related to reconciling items	(56)

Projected Non-GAAP net income attributable to Biogen Idec Inc.	$1,475	240	$6.15

Use of Non-GAAP Financial Measures

Our “non-GAAP net income attributable to Biogen Idec Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted EPS:

1. Purchase accounting and merger-related adjustments.

We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics, Syntonix Pharmaceuticals, Panima Pharmaceutical AG, and Stromedix Inc, the acquisition of the noncontrolling interest of Biogen Dompe SRL and Biogen Dompe Switzerland GmbH and the consolidation of Knopp. These include charges for in-process research and development, amortization of the acquired intangible assets and changes in contingent consideration. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include the impact of all other share-based awards and cash incentives in our non-GAAP results.

3. Other items.

We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted EPS.

TABLE 4

Biogen Idec Inc.

March 31, 2012

Product Revenues

(in thousands)

(unaudited)

	Three Months Ended March 31
	2012	2011
PRODUCT REVENUES
Avonex®	$661,613	$642,478
Tysabri®	285,532	251,393
Fampyra®	15,040	—
Fumaderm®	13,296	12,506
Other	7	725

Total product revenues	$975,488	$907,102